Exhibit 99.1

Black Gaming Announces Temporary Reduction in Operations at the Oasis Resort Casino Golf and Spa

Press Release: Black Gaming
December 1, 2008

Mesquite, NV— Black Gaming, LLC (“Black Gaming”) today announced that it will temporarily reduce operations at the Oasis Resort Casino Golf and Spa (“Oasis”).

In a statement, Black Gaming’s majority owner, Robert R. “Randy” Black, Sr. noted, “Due to the weakening economy and anticipated future decline in demand for our casino services, Black Gaming will significantly reduce operations, on a temporary basis, at the Oasis beginning Friday, December 5, 2008. This move will impact approximately 500 of Black Gaming’s 2,000 plus employees. Operations at our CasaBlanca Resort and Casino and our Virgin River Hotel and Casino will continue as normal.

“This is an action that was taken only after significant consideration and implementation of other steps to increase revenues and reduce operating costs. Additionally, our fourth quarter operating results through the end of November have been below management’s expectations, and the outlook remains the same for the month of December. While unprecedented for our company, it is an action that is essential to preserve the employment for the majority of our workforce.

“Through this challenging economy, Black Gaming has borne the brunt of the continuing decline in the Mesquite gaming market. We believe that these impacts are a result of the weakening national economy that has impacted all Nevada resort casinos.

“While we anticipate this will be a temporary scaling back of operations at the Oasis and, therefore, a short-term workforce reduction, the length and depth of the challenging gaming market we face today will guide our decisions on the return to full-scale Oasis operations, and no assurances can be made about the future prospects.

“Our hotel, RV park, golf course, gun club and time share facilities will remain open as will our other properties. Please visit our Central Human Resource office for additional information regarding employment services and assistance. Additionally, customers’ player points are redeemable at any of the three Black Gaming properties and may be transferred. For further customer-related inquiries, please visit our Rewards Desk at any of the three properties.”

About Black Gaming

Oasis Resort Casino Golf and Spa is owned by Black Gaming, LLC headquartered in Las Vegas, Nevada. Black Gaming, LLC is a holding corporation and is an owner and operator of 3 gaming entertainment properties located in Mesquite, Nevada.

Contact:
Media:
Marty Rapson, 702-346-6883
V.P. Marketing